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EXHIBIT 99.2

Contact:    Lou Cancelmi      -or-    Sam Sperry
            206-392-5170              206-392-5038

FOR IMMEDIATE RELEASE                                          September 9, 2004

                ALASKA AIRLINES CLOSING OAKLAND MAINTENANCE BASE

      SEATTLE -- As part of an ongoing effort to improve its competitive standing in the post-9/11 airline industry, Alaska Airlines announced today that it will contract out all heavy maintenance work.

      Up to now Alaska has contracted with vendors for about 60 percent of its heavy maintenance, while the other 40 percent has been done by its staff at its Oakland hangar . Effective today, the Oakland facility will be closed and the work transferred to two vendors.

      Alaska employs 340 people at the base -- some 80 percent of them licensed aircraft technicians. The remainder serve in various administrative and support functions. Depending on seniority, bargaining unit employees will be laid off or given the opportunity to bid into other maintenance locations in the Alaska system.

      The move is part of a wide-ranging series of streamlining initiatives the airline is announcing today, and comes on the heels of a management reorganization that started last month. All told, Alaska is trimming nearly 900 of its more than 11,000 employees and either contracting out work or, with regard to management, reorganizing to achieve the same results with fewer people. The collective savings is projected at between $30 million and $35 million per year.

      "Our commitment to secure the future of Alaska Airlines -- to first ensure our survival and then return us to a position of strength in this permanently changed industry -- has forced us to make some very tough decisions that impact good people," said Alaska CEO Bill Ayer.

      "Our Oakland technicians are highly talented and have made great strides over the past years by implementing new systems and processes," added Ayer. "They did their work well, but the reality is that large-scale maintenance providers can give us the same excellent quality at a lower cost."

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      Alaska's heavy maintenance work now will be done entirely by two contractors: Goodrich Aviation Technical Services in Everett, Wash. and AAR Aircraft Services in Oklahoma City, Okla. Goodrich has performed heavy maintenance for Alaska for nearly three decades and AAR has been the exclusive heavy maintenance provider for the carrier's MD-80 fleet for more than a year.

      For employees impacted, Alaska has talked with union leadership about the possibility of offering one of the most generous severance packages since 9/11 triggered 100,000 layoffs at other carriers. That package would include two weeks of pay for every year of service, a lump sum bonus based on years of service, company-paid health insurance coverage for one year and extended travel benefits.

      To help minimize the number of involuntary departures, the airline has proposed to offer the same voluntary severance package to other maintenance and engineering employees at other locations, based on seniority and on a one-for-one basis, in the hopes of creating openings for those displaced in Oakland or via seniority bumping.

      Closing the maintenance base will have no impact on Alaska's staffing or flight schedules at Oakland International Airport.

      The employees of the Oakland maintenance base, which Alaska acquired in 1988, worked almost exclusively on the airline's fleet of 74 Boeing 737 aircraft.

      Alaska Airlines has provided air service at Oakland International Airport since 1983. Alaska, and its sister carrier, Horizon Air, serve more than 80 cities in Alaska, the Lower 48, Canada and Mexico. For more news and information, visit the Alaska Airlines Newsroom on the Internet at http://newsroom.alaskaair.com.

      This release may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "forecast," "may," "will," "could," "should," "expect," "plan," "believe," "potential" or other similar words indicating future events or contingencies. Some of the things that could

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cause actual results to differ from expectations are: economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the company's significant indebtedness; downgrades of the company's credit ratings; the competitive environment and other trends in the company's industry; changes in laws and regulations; changes in the company's operating costs including fuel; changes in the company's business plans; interest rates and the availability of financing; liability and other claims asserted against the company; labor disputes; the company's ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see Item 1 of the company's Annual Report on Form 10-K/A for the year ended December 31, 2003. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the company's business or events described in any forward-looking statements. The company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this release to conform them to actual results.

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